February 1, 2001



Melissa C Plaisance
Safeway Inc
5918 Stoneridge Mall Road
Pleasanton, CA 94588-3229


RE:        Schedule 13G


Enclosed pursuant to Rule 13d-1(b) under the Securities Exchange Act of 1934 is a report on Schedule 13G reporting beneficial ownership at December 31, 2000 by American Express Financial Corporation in Common Stock of Safeway Inc.


Sincerely,



Steve Turbenson
Director - External Reports and Tax




Enclosure

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                  SCHEDULE 13G


                  Under the Securities and Exchange Act of 1934



                                   Safeway Inc
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                                (Name of Issuer)



                                  Common Stock
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                         (Title of Class of Securities)



                                    786514208
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                                 (CUSIP Number)






The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                               CUSIP NO. 786514208


1) Name of Reporting Person     American Express Financial Corporation

   S.S. or I.R.S. Identification     IRS No. 13-3180631
   No. of Above Person

--------------------------------------------------------------------------------

2) Check the Appropriate Box       (a)
   if a Member of a Group          (b) X - Joint Filing


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3) SEC Use Only

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4) Citizenship or Place of Organization      Delaware

    NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
 (5) Sole Voting Power                     -0-
 (6) Shared Voting Power                   4,199,668
 (7) Sole Dispositive Power                -0-
 (8) Shared Dispositive Power              27,213,952
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

9) Aggregate Amount Beneficially
   Owned by Each Reporting Person          27,213,952

--------------------------------------------------------------------------------

10)Check if the Aggregate Amount in
   Row (9) Excludes Certain Shares          Not Applicable

--------------------------------------------------------------------------------

11)Percent of Class Represented by
   Amount In Row (9)                         5.4%

--------------------------------------------------------------------------------

12)Type of Reporting Person                  CO, IA, IV, IA

--------------------------------------------------------------------------------

1(a) Name of Issuer:                     Safeway Inc

1(b) Address of Issuer's Principal       5918 Stoneridge Mall Road
     Executive Offices:                  Pleasanton, CA 94588-3229

2(a) Name of Person Filing:              American Express Financial Corporation


2(b) Address of Principal Business Office:
                                         American Express Financial Corporation
                                         200 AXP Financial Center
                                         Minneapolis, MN  55474


2(c) Citizenship:                        See Item 4 of Cover Page

2(d) Title of Class of Securities:       Common Stock

2(e) Cusip Number:                       786514208

3    Information if statement is filed pursuant to Rules 13d-1(b) or 13d-2(b):
     American  Express  Company,   one  of  the  persons  filing  this
     statement, is a Parent Holding Company in accordance with Rule 13d-1(b)(ii)(G) and is an Investment Advisor registered under section 203 of the Investment Advisors Act of 1940.


4(a) Amount Beneficially Owned as of December 31, 2000:See Item 9 of Cover Pages

4(b) Percent of Class:    See Item 11 of Cover Pages

4(c) Number of Shares as to which such person has:
    (i) Sole  power to vote or to direct  the  vote:  See Item 5 of Cover Pages
   (ii) Shared  power to vote or direct  the vote:  See Item 6 of Cover Pages
  (iii) Sole power to dispose or to direct the  disposition of: See Item 7 of Cover Pages
   (iv) Shared power to dispose or to direct the disposition of:   See Item 8
        of Cover Pages

5   Ownership of 5% or Less of a Class:
    If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).

6  Ownership of more than 5% on Behalf of Another Person:

                                 Not Applicable

7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                                  See Exhibit I

8   Identification and Classification of Members of the Group:

                                 Not Applicable

9   Notice of Dissolution of Group:

                                 Not Applicable

10  Certification:

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                        American Express Financial Corporation

Dated: December 31, 2000                         By
                                                  Signature


                                             Steve Turbenson
                                             Director - External Reports and Tax
                                             Name/Title

                                             Telephone:(612) 671-2059

                                  Exhibit Index


Exhibit I Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Exhibit II     Statement of American Express Financial Corporation

                                    Exhibit I

                                       to

                                  Schedule 13G

       American Express Financial Corporation, a Delaware Corporation, is a parent holding company and is registered as investment advisor under section 203 of the Investment Advisor Act of 1940. The relevant subsidiaries and/or advised accounts are: Investment companies registered under section 8 of the Investment Company Act of 1940; IDS Life Insurance Company and American Express Asset Management Group Inc., an investment advisor registered under section 203 of the Investment Advisors Act of 1940.

                                   Exhibit II

                                       to

                                  Schedule 13G

                                    Under the

                         Securities Exchange Act of 1934


       Pursuant to Rule 13d-1(f)(1), American Express Financial Corporation affirms that it is individually eligible to use Schedule 13G and agrees that this Schedule is filed in its behalf and on behalf of it subsidiaries and advised accounts.


                                        American Express Financial Corporation


                                                    By:
                                                     Steve Turbenson
                                                     Director - External Reports
                                                     and Tax